www.entremed.com

FOR IMMEDIATE RELEASE:

August 14, 2013

ENTREMED REPORTS SECOND QUARTER 2013

FINANCIAL RESULTS

ROCKVILLE, MD – August 14, 2013 – EntreMed, Inc. (NASDAQ:ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of a variety of cancers, today reported financial results for the three and six-month periods ended June 30, 2013.

EntreMed reported a net loss for the second quarter of 2013 of ($1.9 million), or ($0.07) per share. This compares with a net loss of ($10.5 million), or ($0.56) per share, for the same period last year. For the first six months of 2013 the reported net loss was ($3.0 million), or ($0.12) per share as compared to ($13.0 million), or ($0.86) per share for 2012. The 2012 net loss was primarily attributed to non-cash interest charges associated with our financing in 2012 ($9.2 million and $10.0 million for the three and six months ended June 30, 2012, respectively). Excluding this non-cash interest, net loss for the second quarter and first six months of 2012 was ($1.3 million), or ($0.07) per share and ($3.0 million) or ($0.19) per share, respectively.

As of June 30, 2013, EntreMed had cash and cash equivalents of approximately $17.2 million.

Sara B. Capitelli, EntreMed’s Vice President, Finance & Principal Accounting Officer, commented on the second quarter results, “Our second quarter 2013 financial results were in line with expectations. Our research and development expenses for the second quarter increased compared to the previous year due to costs associated with the clinical development of ENMD -2076 in the U.S. and China during 2013. Our general and administrative expenses for the second quarter of 2013 increased compared to the previous year, reflecting an increase in non-cash stock based compensation of $0.4 million. We anticipate third and fourth quarter research and development expenses to increase primarily due to costs related to the Company’s crossover bioavailability and food effect study of ENMD-2076.”

Ken Ren, PhD, EntreMed’s Chief Executive Officer, further commented, “Our finances are stable and reflect our prudent management of resources. As we continue to deploy our capital in value-building and efficient ways, we continue to advance the clinical development of ENMD-2076, expand our capability in China, and will explore opportunities to enhance value and build our pipeline. We are optimistic about our company’s prospects and look forward to further execution of our drug development strategy.”

EntreMed, Inc. / 9620 Medical Center Drive / Suite 300/ Rockville, MD 20850

Phone 240.864.2600 / Fax 301.315.2437

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, multiple myeloma, and is currently completing a Phase 2 trial for ovarian cancer. EntreMed is currently conducting a dual-institutional Phase 2 study of ENMD-2076 in triple-negative breast cancer and a Phase 2 study in advanced/metastatic soft tissue sarcoma. ENMD-2076 has received orphan drug designation from the FDA for the treatment of ovarian cancer, multiple myeloma and acute myeloid leukemia.

About EntreMed

EntreMed is a clinical-stage pharmaceutical company employing a drug development strategy primarily in the United States and China to develop targeted therapeutics for the global market. Its lead compound, ENMD-2076, a selective angiogenic kinase inhibitor, has completed several Phase 1 studies in solid tumors, multiple myeloma, and leukemia, and is currently completing a multi-center Phase 2 study in ovarian cancer. EntreMed is currently conducting a Phase 2 study of ENMD-2076 in triple-negative breast cancer and a Phase 2 study of ENMD-2076 in advanced/metastatic soft tissue sarcoma. The Company is headquartered in Rockville, Maryland and has a wholly-owned subsidiary in Beijing, China. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; declines in actual sales of Thalomid® resulting in reduced or no royalty payments; risks associated with our product candidates; any early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at www.sec.gov.

COMPANY CONTACT:

Investor Relations

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

(Financial Table Attached)

-more-

ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

(Unaudited)

Three Months Ended June 30,

	2013	2012

Total revenues	$0	$0

Costs and Expenses:

Research and development	836,582	696,287

General and administrative	1,015,701	601,502

Interest Expense (Income)	(443)	9,165,429

Net loss	(1,851,840)	(10,463,218)

Net loss per share (basic and diluted)	$(0.07)	$(0.56)
attributable to common shareholders

Weighted average number of shares outstanding	27,023,038	18,979,559
(basic and diluted)

Six Months Ended June 30,

	2013	2012

Total revenues	$0	$0

Costs and Expenses:

Research and development	1,342,957	1,257,536

General and administrative	1,645,603	1,698,248

Interest Expense (Income)	(833)	10,041,292

Net loss	(2,987,727)	(12,997,076)

Net loss per share (basic and diluted)	$(0.12)	$(0.86)
attributable to common shareholders

Weighted average number of shares outstanding	25,200,535	15,568,841
(basic and diluted)

Cash and cash equivalents	$17,222,918	$10,058,935

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